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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to The Varco 1980 Employee Stock Purchase Plan of Varco International, Inc. of our reports (a) dated February 17, 1995, (1) with respect to the consolidated financial statements of Varco International, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994 and (2) with respect to the schedule included therein, filed as an exhibit thereto (b) dated May 25, 1995, with respect to the financial statements of The Varco 1980 Employee Stock Purchase Plan included in the Plan's Annual Report (Form 11-K) for the year ended March 31, 1995, filed with the Securities and Exchange Commission.


                              /s/ Ernst & Young LLP



Orange County, California
August 16, 1995